EXHIBIT 99


                                 June 25, 1996



FROM:       Franklin Resources, Inc.
            Telephone: 415/312-4701
            Contact: Holly Gibson


            Heine Securities Corporation
            Telephone: 201/912-2088
            Contact: Elizabeth Cohernour

            Rubenstein & Associates
            Telephone: 212/843-8078
            Contact: Tom Mariam

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                                                           For Immediate Release

            FRANKLIN AND HEINE TO MERGE BUSINESSES

            SAN MATEO, CA, June 25, 1996 -- Franklin Resources, Inc. (NYSE:BEN), Michael Price and Heine Securities Corporation, the investment adviser to Mutual Series Fund, today announced they have agreed to a merger of the businesses of Heine and Franklin. The transaction must be approved by the board and shareholders of Mutual Series Fund and is subject to the receipt of other governmental regulatory approvals.

            The transaction has an aggregate value of approximately $610 million. Heine Securities will receive $550 million in cash, along with 1.1 million shares of Franklin Resources, Inc. common stock which may not be disposed of for two years. Heine will initially invest $150 million of the cash proceeds in Mutual Series Fund with a minimum balance of $100 million for five years.


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            The agreement also includes a provision for a contingent payment ranging from $96.25 million to $192.50 million under certain conditions if agreed upon growth targets are met.

            "We are all extraordinarily pleased with this agreement," said Charles B. Johnson, President and Chief Executive Officer of Franklin Resources. "The adviser's expertise, particularly in domestic equity investing, is an exciting complement to our existing equity line. The combination of a diverse selection of fixed-income and equity funds with outstanding long-term track records -- and all available through one fund complex -- should make us an even stronger competitor in the investment management industry."

            In making the joint announcement with Franklin, Mr. Price said, "I am confident that this new partnership with Franklin will help continue our position as a leader in equity investing and introduce the Mutual Series Fund to many investors through Franklin Templeton's large distribution network. It will give us additional resources to expand and improve our research, investment management and client services. Although we will be part of a much larger organization, our investment process and culture will remain the same, as will our investment management team. My confidence in the benefits of our combined organizations is amply demonstrated by my investment of a significant portion of the transaction proceeds in our funds, as well as a substantial long-term commitment by our

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senior-level investment management personnel of their personal assets in the
Mutual Series funds."

            The four Mutual Series funds -- Mutual Beacon, Mutual Discovery, Mutual Qualified, and Mutual Shares -- are all currently five-star rated by Morningstar. On or about July 3rd, Mutual will begin to offer Mutual European Fund, a new fund focusing on value stocks in Europe. Total assets advised by Heine at the end of May were $17 billion. The proposed merging of businesses will increase Franklin Templeton's assets under management to over $162 billion and further strengthen Franklin's presence in domestic equity fund management with over $30 billion under management. Furthermore, 31% of Heine's assets under management are in retirement accounts, a projected area of growth for Franklin. The Franklin Templeton Group is also the largest tax-free fund manager and one of the largest global equity managers, with $42 billion and $34 billion under management, respectively.

            Subject to approval, multiple class shares will be added to the five Mutual Series funds and will be distributed through Franklin Templeton's traditional broker/dealer network. It is planned that Class I and Class II Shares, similar to those available for Franklin Templeton Funds, will be added to the five funds. Mutual Series shareholders as of the closing date of the transaction will be able to purchase additional shares of Mutual Series at net asset value. Eventually, shareholders of both groups


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will have exchange privileges between the fund groups.

            Heine is located in Short Hills, NJ and will continue to maintain its offices at that site. "On the investment side, we will remain autonomous, however, we are delighted to be associated with a group that is well-known for its commitment to quality service," remarked Mr. Price.

            Goldman, Sachs & Co. acted as financial advisor to Heine Securities Corporation.

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